Transition Agreement

This Transition Agreement made as of this 1st day of August 2007 by and between Lionbridge Technologies, Inc. (the “Company”) and Stephen J. Lifshatz (“Mr. Lifshatz”).

WHEREAS Mr. Lifshatz has served as the Company’s Chief Financial Officer since January 1997;

WHEREAS, Mr. Lifshatz has indicated to the Company his desire to explore another professional opportunity which has been or may be presented to him; and

WHEREAS the Company desires to secure his continued service for a designated period of time to allow for the timely completion of his current assignments and to allow for an appropriate transition of duties to a new Chief Financial Officer, and to provide strategic advice to the Company for a period of time following selection of a successor Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1. (a) Contractual Status. Mr. Lifshatz agrees to remain employed as the Company’s Chief Financial Officer from the date of this Transition Agreement until the earlier of the date a new Chief Financial Officer commences employment with the Company, a date mutually agreed between Mr. Lifshatz and the Company, or August 24, 2007 (“Transition Period”) and shall immediately resign from the position of Chief Financial Officer on such date. During this Transition Period, Mr. Lifshatz will continue to perform those duties and responsibilities customary and consistent with his position as Chief Financial Officer, including those activities set forth on Attachment A (the “Transition Activities”). The Company agrees that it shall make reasonable accommodations to Mr. Lifshatz in order to facilitate his efforts to explore other professional opportunities, provided that such efforts do not interfere with or impede Ms. Lifshatz’s performance of his duties as described above and in Attachment A. During this Transition Period, Mr. Lifshatz will continue to receive the same salary, fringe benefits, and restricted stock and stock option vesting to which he was entitled immediately prior to the execution date of this Transition Agreement. In addition, Mr. Lifshatz shall remain entitled to receive a pro-rata share of his incentive compensation due under the Company’s Management Incentive Plan for the portion of 2007 during which he served as CFO (i.e., determined based on the period from January 1, 2007 through the Transition Date (defined below), and determined based on achievement of the metrics set forth in the MIP, as determined by the Company and its Nominating and Compensation Committee in its sole discretion and with respect to the revenue and profit metrics of the MIP, utilizing a consistent manner of determination of achievement of such metrics as is utilized for other MIP participants), payable following the end of 2007 and after public announcement of the Company’s financial results for fiscal year 2007. The date of Mr. Lifshatz’s resignation as Chief Financial Officer is referred to herein as the “Transition Date”. Effective as of the date Mr. Lifshatz resigns as Chief Financial Officer, he shall also automatically resign as an officer or director of any subsidiary of the Company, and as Assistant Secretary and Assistant Treasurer of the Company and will execute any documentation requested by the Company to effect such resignations.

(b) Strategic Advisor.

(i) Duties. Effective on the Transition Date, Mr. Lifshatz shall serve as an employee of the Company in the capacity of strategic advisor to the Company, reporting to the Chief Executive Officer, for the period commencing on the Transition Date and ending on the 10 month anniversary of the Transition Date (such period to be referred to as the “Post-Transition Period”, and its end date as the “Termination Date”). During the Post-Transition Period, Mr. Lifshatz shall continue to exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time reasonably be vested in or requested of him, which shall include, but not be limited to, transition activities and other special strategic projects as reasonably requested by the Chief Executive Officer. Mr. Lifshatz may be employed by another entity during the Post-Transition Period provided such employment is not in violation of the non-competition obligations described in Section 3 and provided further that such activities do not diminish his ability to carry out his duties to the Company.

(ii) Salary and Benefits. During the Post-Transition Period, Mr. Lifshatz shall be paid the same base salary level as he previously received, and receive the same fringe benefits, including health and welfare benefits as received by other U.S. employees of the company, but shall no longer be eligible for participation in the Management Incentive Plan for the remaining portion of 2007 or any subsequent year. Any and all fringe benefits that are referenced in this subparagraph shall be terminated sooner as of any date that Mr. Lifshatz commences receiving substantially similar or better benefits through another employer.

(iii) Equity. At the end of the Post-Transition Period and upon a determination by the Board of Directors reasonably and in good faith that Mr. Lifshatz has discharged his duties in accordance with this Agreement, vesting with respect to 50% of any options and restricted stock which are unvested or not exercisable as of the last day of the Post-Transition Period shall be accelerated.

(iv) Right of Company to Terminate for Cause. At any time during this Post-Transition Period, the Company may terminate Mr. Lifshatz’ employment with or without notice for Cause. For purposes of this agreement, the following events or conditions shall constitute “Cause” for termination: (a) fraud, embezzlement, or other act of dishonesty by Mr. Lifshatz that causes material injury to the Company or any of its affiliates; (b) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude associated with the Company; or (c) a failure by Mr. Lifshatz to take or refrain from taking any corporate action consistent with his duties as an employee of the Company as specified in written directions of the Board or the President and Chief Executive Officer following receipt by the Executive of such written directions, which failure is not cured within 30 days after written notice that failure to take or refrain from taking such action shall constitute “Cause” for purposes hereof. In addition, a breach of Section 3 of this Agreement, or the underlying agreements referenced in Section 3, is “Cause”. The date upon which the Post-Transition Period, and Mr. Lifshatz’s employment, terminates shall be referred to herein as the “Termination Date” and Mr. Lifshatz’s employment with the Company shall terminate without any further action on either party, on the Termination Date.

(v) Indemnification and Insurance. The Company agrees that during Mr. Lifshatz’s service as Chief Financial Officer during the Transition Period, and as a Strategic Advisor during the Post-Transition Period, he shall be treated as an “officer” for purposes of determining availability of the indemnification provisions applicable to the Company under the Delaware Corporation Law, its Second Amended and Restated Certificate of Incorporate and its Restated By-Laws and with respect to the Company’s Director and Officers liability insurance, in each case in relation to acts undertaken at the request of the Company on or before the end of the Post-Transition Period.

2. Other Agreements. Mr. Lifshatz’s Employment Agreement dated as of February 11, 1997 is expressly terminated and superseded by this Agreement. Mr. Lifshatz’s Change of Control Agreement dated as of November 2, 2006 is expressly terminated and superseded by this Agreement effective as of the Transition Date.

3. Non-Disclosure, Non-Competition and Non-Solicitation Obligations.

(a)	Mr. Lifshatz acknowledges and reaffirms his obligation, consistent with applicable law, to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Employee Non-Disclosure and Developments Agreement dated as of February 11, 1997 which he executed, which remains in full force and effect.

(b)	Mr. Lifshatz further acknowledges and reaffirms his obligations under the Non-Competition Agreement dated as of February 11, 1997 which he previously executed for the benefit of the Company, which also remains in full force and effect, subject to the following:

(i) The parties agree that the reference to restriction of “any business activity which is directly or indirectly in competition ... with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company at such time” as set forth in the first sentence of Section 2 of the Non-Competition Agreement apply solely to those entities or businesses listed in Attachment C hereto, or their successors. This restriction on business activity may be waived by written consent of the Company, which consent shall not be unreasonably withheld.

(ii) The parties agree that the reference to “the date of termination of your employment by the Company” as set forth in Section 1 of the Non-Competition Agreement shall mean the “Termination Date” as defined above.

(iii) A copy of the Non-Competition Agreement and a copy of the Employee Non-Disclosure and Developments Agreement are attached hereto.

For the avoidance of doubt, Mr. Lifshatz confirms his understanding and agreement that the obligations set forth in such agreements restrict him from participating, directly or indirectly, alone or with others, in any activity (i) designed or intended to acquire more than a 3% interest in the Company in a transaction that may result in a Change of Control in the Company, as such term is defined in the Company’s Change of Control Plan or (ii) not known by the Board of Directors of the Company that may result in a Change of Control in the Company, as such term is defined in the Company’s Change of Control Plan.

4. Return of Company Property. Mr. Lifshatz confirms that, as of the Termination Date, he will return to the Company all keys, files, records (and copies thereof), equipment other than those items specified on Attachment B (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. Mr. Lifshatz further confirms that he will have cancelled, or ceased using, all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and computer accounts. On or prior to the Termination Date, Mr. Lifshatz shall have submitted all outstanding expense reports so that a final resolution of these expenses can be made within 30 days following the Termination Date.

5. (a) Release of Claims. In consideration of the benefits provided for in this Transition Agreement, which Mr. Lifshatz acknowledges he would not otherwise be entitled to receive, Mr. Lifshatz hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. Sec. 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Sec. 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Sec. 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. Sec. 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Sec. 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Sec. 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, Sec. 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Secs. 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, Sec. 102 and M.G.L. c. 214, Sec. 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Sec. 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, Sec. 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, Sec. 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (except for those share/stock option rights and interests set forth in this Transition Agreement); and any claim or damage arising out of his employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Mr. Lifshatz acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Nothing herein shall bar actions or claims to enforce the terms of this Agreement. Moreover, nothing herein shall be construed so as to limit or restrict any right of indemnification or insurance available to Mr. Lifshatz in his officer and employee position.

(b) Acknowledgment. Mr. Lifshatz acknowledges that he has been given at least twenty-one (21) days to consider this Transition Agreement, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Transition Agreement and Attachment A. Mr. Lifshatz understands that he may revoke this Agreement for a period of seven (7) days after he signs it, and that each agreement shall not be effective or enforceable until the expiration of the applicable seven (7) day revocation period. Mr. Lifshatz understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

6. Non-Disparagement; Cooperation. Mr. Lifshatz understands and agrees that as a condition for payment to him of the consideration herein described, he shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. The Company agrees that it shall instruct in writing each director and officer of the Company who is privy to the terms of this Agreement to not make any false, disparaging or derogatory statements in public or private to any person inside or outside of the Company regarding Mr. Lifshatz or his employment with the Company, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. The Company further agrees that it shall respond to any requests for reference from prospective employers consistent with Company practice, providing only confirmation of employment, dates of employment and positions held.

Mr. Lifshatz agrees to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Mr. Lifshatz’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to him and the Company. Mr. Lifshatz also agrees to cooperate with the Company in the transitioning of his work, and will be reasonably available to the Company for this purpose or any other purpose reasonably requested by the Company. To the extent such activities require more than 5 hours of Mr. Lifshatz’s time in a month, the Company shall compensate him at the hourly consulting rate of $200.

7. Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8. No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9. Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

10. Voluntary Assent; Negotiation;. Mr. Lifshatz affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understands the meaning and intent of this agreement. Mr. Lifshatz states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement with an attorney. Mr. Lifshatz further states and represents that he has carefully read this Transition Agreement, including Attachments A, B and C,hereto, understands the contents therein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. Mr. Lifshatz further agrees that he and his counsel have had input in the drafting of this Agreement and that the doctrine of contra preferentum shall not apply.

11. Section 409A. No payments that may be made pursuant to this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or Mr. Lifshatz. Notwithstanding anything else to the contrary in this Agreement, to the extent that any of the payments to be made hereunder constitute “nonqualified deferred compensation” within the meaning of Section 409A and Mr. Lifshatz is a “specified employee,” then upon his termination (as defined under Section 409A), any such payment shall be delayed until the date that is six months and one day following Mr. Lifshatz’s termination date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to Mr. Lifshatz or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.

12. Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.

13. Entire Agreement. This Transition Agreement, together with Attachments A, B andC contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede Mr. Lifshatz’s obligations set forth in paragraph 3 herein.

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LIONBRIDGE TECHNOLOGIES, INC.                  Stephen J. Lifshatz

By: /s/Rory J. Cowan                                       /s/ Stephen J. Lifshatz

Name: Rory J. Cowan, CEO